Non-Exclusive License, Marketing and Distribution Agreement

Execution Version

Non-Exclusive License, Marketing and Distribution Agreement

Dated As Of

September 29, 2006

Between

Inverness Medical Innovations, Inc.

And

Chembio Diagnostic Systems, Inc.

Table of Contents
1. Definitions	1
1.1. Certain Definitions	1
1.2. Additional Definitions	6
2. License Grants.	6
2.1. Inverness License	6
2.2. Non-Exclusive Right to Purchase and Exploit	7
2.3. Patent Marking	7
2.4. SDS Access	8
2.5. Termination of Licenses Upon Challenge of Validity	8
3. Royalties and Payments.	8
3.1. Exclusive Payment Arrangements	8
3.2. Pricing of Licensed Products	8
3.3. Inverness Sale of Licensed Products - Division of Net Sales	8
3.4. Minimum Price	8
3.5. Payment Mechanism for Licensed Products Sold by Inverness	8
3.6. Royalties Payable by Chembio on Inverness Lateral Flow Patents	9
3.7. Payment by Inverness for Samples	10
3.8. Reporting and Calculation of Payments.	10
4. Regulatory and License Matters.	12
4.1. Facility Registration/Inspections	12
4.2. Regulatory Filings	12
5. Manufacture and Sale.	12
5.1. Chembio Efforts	12
5.2. Forecasts	12
5.3. Purchase Orders	13
5.4. Shipment Terms	13
5.5. Acceptance	13
5.6. Inverness Responsibilities; Rights	13
6. Trademarks	14
6.1. Trademark License	14
6.2. Compliance with Law; Registration	14
6.3. Termination	14
6.4. Labeling	14
7. Prosecution and Enforcement of Licensed Intellectual Property	14
7.1. Prosecution	14
7.2. Enforcement of Licensed Patents	15
8. Confidentiality	15
8.1. Limited Disclosure and Use	15
8.2. Exceptions	15
8.3. Use of Name; Disclosure of Terms of the Agreement	16
8.4. Effect of Termination	16
8.5. Survival	16
9. Representations; Warranties	16
9.1. Corporate Power	16
9.2. No Default or Violation	16
9.3. Licensed Intellectual Property	17
9.4. Regulatory Matters	17
9.5. Product Quality	17
9.6. Exclusion of Other Representations and Warranties	17
10. Indemnification	18
10.1. By Chembio as Manufacturer	18
10.2. By Sellers	18
10.3. Notice of Claims	18
10.4. Disputes	19
11. Term and Termination	19
11.1. Term of Agreement	19
11.2. Material Breach	19
11.3. Section 365(n); Agreement to Deliver Embodiments	20
11.4. Effect of Termination for Breach	20
11.5. Survival	21
12. Limitation of Liability	21
12.1. Exclusion of Liability for Certain Damages	21
12.2. Limitation on Liability for Direct Damages	21
13. General	21
13.1. Waivers and Amendments	21
13.2. Entire Agreement	22
13.3. Severability	22
13.4. Relationship of the Parties	22
13.5. No Election of Remedies	22
13.6. Notices	22
13.7. Governing Law	23
13.8. Dispute Resolution	23
13.9. Waiver of Jury Trial	23
13.10. Counterparts	23
13.11. Assignment	24
13.12. Force Majeure	24
13.13 Further Assurances	24

Non-Exclusive License, Marketing and Distribution Agreement

PREAMBLE

This Non-Exclusive License, Manufacturing and Distribution Agreement (the “Agreement”) is made as of September 29, 2006 (“Effective Date”), by and between Chembio Diagnostic Systems, Inc., a Delaware corporation having its principal place of business at 3661 Horseblock Road, Medford, New York 11763, (“Chembio”) and Inverness Medical Innovations, Inc., a Delaware corporation having its principal place of business at 51 Sawyer Road, Waltham, MA 02453 (“Inverness”).

RECITALS

Certain capitalized terms used in these Recitals but not defined in the Preamble or upon first use are defined in Section 1.1.

Inverness, among other activities, is in the business of developing, marketing and selling products used to diagnose various diseases, and owns or has rights to grant licenses to a number of patents pertaining to disease diagnosis, including the Inverness Lateral Flow Patents.

Chembio, among other things, is in the business of developing, marketing and selling products used to diagnose various diseases, and has designed and developed the Licensed Products, which Chembio manufactures and sells throughout the world.

During the Term, Inverness wishes to license the Inverness Lateral Flow Patents to Chembio for the purpose of allowing Chembio to manufacture and sell the Licensed Products, and Chembio wishes to obtain such licenses to the extent such licenses are necessary.

During the Term, Inverness wishes to be a non-exclusive marketer and distributor of the Licensed Products worldwide, and Chembio wishes to grant Inverness the non-exclusive right to market and sell the Licensed Products worldwide.

In addition, the Parties are simultaneously entering into certain other agreements, licenses and covenants, including an agreement between the Parties and StatSure Diagnostic Systems, Inc. (“SDS”).

NOW, THEREFORE, in consideration of the premises and the mutual promises, covenants and conditions hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, Chembio and Inverness hereby agree as follows:

1. Definitions.

1.1. Certain Definitions

. For purposes of this Agreement, in addition to the terms that are defined on first use herein, the following terms shall have the following meanings:

(a) The “Act” shall mean the Federal Food, Drug and Cosmetic Act, as amended, and all relevant federal regulations pertaining thereto.

(b) “Affiliate” shall mean any Person that controls, is controlled by, or is under common control with a Party hereto. For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of a majority of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of a majority of the equity interest with the power to direct the management and policies of such non-corporate entities.

(c) “Audit” shall mean examination of each and every document relating to the licenses and rights granted herein, including but not limited to books, records, agreements, communications, shipping records, purchase orders, invoices, credit memos and record of payments received or made, such audit to be conducted by a nationally recognized public accounting firm.

(d) “Challenge” means to challenge the validity or enforceability of any Patent Rights, including without limitation by (i) filing a declaratory judgment action in which Patent Rights are alleged to be invalid or unenforceable; (ii) citing prior art pursuant to 35 U.S.C. Sec. 301, making a request for re-examination of Patent Rights pursuant to 35 U.S.C. Sec. 302 and/or 311, or provoking or becoming party to an interference with an application for Patent Rights pursuant to 35 U.S.C. Sec. 135; or (iii) filing or commencing any opposition, cancellation, nullity or similar proceedings against Patent Rights in any country.

(e) “Chembio IP” shall mean all proprietary rights and Intellectual Property Rights, including but not limited to Patent Rights, owned or Controlled by Chembio, which are necessary or useful for, or would be infringed by, the use, sale, distribution, import or export of the Licensed Products, whether now in existence or in the future, including but not limited to those as listed on Schedule A.

(f) “Chembio Listed Patents” shall mean the patents and patent applications listed on Schedule A.

(g) “Chembio Trademarks” shall mean the Trademarks listed on Schedule B.

(h) “Confidential Information” shall mean all Technology and ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked or identified as confidential or proprietary, which are transferred, disclosed or made available by any Party hereto to any other.

(i) “Control” or “Controlled by” shall mean, in the context of Patent Rights or other Intellectual Property Rights, possession of the ability on the part of a Party to grant access to or a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party (other than an Affiliate) existing at the time such Party would be required hereunder to grant another Party such access or license or sublicense.

(j) “Costs” shall mean Chembio’s costs, calculated in accordance with GAAP and attributed on a per-unit-of-Licensed Product basis, of manufacturing and shipping the Licensed Products provided to Inverness hereunder, obtaining and maintaining regulatory approvals for the Licensed Products, and obtaining and maintaining licenses from any Third Parties to manufacture, market, distribute or sell the Licensed Products and the amortization over the period during which Licensed Products are sold to Inverness of the cost in procuring such licenses. The term “Costs” shall also include costs associated with (1) compliance, (2) complaint handling and (3) quality control. Such costs shall be restricted to costs incurred by Chembio after the Effective Date, except that license fees paid for those licenses listed in Schedule C obtained prior to the Effective Date will be amortized as set forth in Schedule C over the period during which Licensed Products are sold to Inverness.

(k) “Developing Countries” means those countries listed on Schedule G.

(l) “Dipstick Product” means Chembio’s HIV 1/2 STAT PAK(TM) Dipstick product.

(m) “Distributor” shall mean any Third Party, other than an Affiliate of Inverness, to which Inverness or Chembio grants a limited sublicense under the rights granted Inverness under Section 2.2 or granted Chembio under Section 2.1 for the purpose of reselling or distributing Licensed Products.

(n) “Exploit” or “Exploitation” shall mean to sell, offer for sale, import, export, transport, register, distribute, promote and market, together with other activities typically associated with maximizing the market penetration, profit margins and commercialization of a diagnostic medical product.

(o) “FDA” means the U.S. Food and Drug Administration.

(p) “First Commercial Sale” shall mean, with respect to a product, the first sale to any non-Affiliate.

(q) “GAAP” means United States Generally Accepted Accounting Principles, as applicable to the Party in question.

(r) “GMP” means current Good Manufacturing Practices as promulgated by the FDA.

(s) “Intellectual Property Rights” shall mean (i)  Patent Rights; (ii) rights associated with works of authorship including copyrights, copyright applications and copyright registrations; and (iii) rights relating to the protection of trade secrets, know-how and Confidential Information, but shall not include any rights to trade marks, trade names, or other distinctive brand names or logos.

(t) “Inverness Lateral Flow Patents” shall mean any Patent Rights in the patents and patent applications identified on Schedule E.

(u) “Inverness Trademarks” shall mean the trademarks listed on Schedule F.

(v) “Licensed Products” shall mean (a) Chembio’s veterinary tuberculosis and parvovirus products, products for the testing of Trypanasoma Cruzi, African Trypanasoma, human tuberculosis, Leishmaniasis, and Leptospirosis, as described on Schedule D; and (b) the Dipstick Product.

(w) Net Sales.

(i) “Net Sales” shall mean, with respect to any Licensed Product, the gross amount received by the seller or its Affiliates or permitted Sublicensees on bona fide sales of such Licensed Product to Third Parties, less the following items (to the extent the gross amount received by them otherwise reflects such items): (i) credits and allowances for price adjustment, rejection, recall or return of the Licensed Product; (ii) amounts for transportation, insurance, handling or shipping charges; (iii) taxes, duties and other governmental charges levied on or measured by the sale of the Licensed Product, but not franchise or income taxes of any kind whatsoever; (iv) quantity and other trade discounts, credits or allowances actually allowed and taken; (v) charge back payments and/or rebates for the Licensed Product provided to managed health care organizations, international organizations, or federal, state, local or other governments, including, in the United States, Medicare and Medicaid; or (vi) license fees, royalties or similar paid to Third Parties to allow the seller or its Affiliates to Exploit the relevant Licensed Product without infringement of Third Party (other than an Affiliate of the seller) Intellectual Property Rights. Net Sales shall not include any consideration received for demonstrations, test marketing, clinical trial purposes or compassionate or similar use. All of the amounts specified in the definition of Net Sales shall be determined from the books and records of seller of the Licensed Product and its Affiliates, maintained in accordance with GAAP, consistently applied.

(ii) Bundling. In the event that any particular Licensed Product is sold as part of a bundle or kit with products other than such Licensed Product, the Net Sales allocated to such Licensed Product shall be determined by multiplying the net selling price (that is, the gross selling price less such applicable deductions as are permitted in the calculation of Net Sales) of the bundle or kit by the fraction A ÷ (A + B) where A is the average selling price during the period in question in the country in question in quantities similar to the sale in question for the Licensed Product sold separately and B is the average selling price during the period in question in the country in question in quantities similar to the sale in question for the remaining products in the bundle or kit, when such products are sold separately from the Licensed Product (in each case as the average selling price is documented by the seller or its Affiliates or Sublicensees’ records). In the event that any products contained in the bundle or kit are not sold separately, the Net Sales from sales of such bundle or kit allocated to Licensed Products shall be determined in a fair and equitable manner by mutual agreement of the parties.

(iii) Sales to Distributors. It is understood and agreed that all sales of Licensed Product by the seller, its Affiliates and permitted Sub-licensees to any Distributor shall be treated as Net Sales hereunder, and that subsequent sale of Licensed Product by any such Distributor shall not be treated as Net Sales hereunder.

(x) “Party” or “Parties” shall mean each of Inverness and Chembio (but not their Affiliates).

(y) “Patent Costs” shall mean the costs and expenses paid to outside legal counsel and other Third Parties, allocated in-house costs of legal counsel, and filing and maintenance expenses, incurred in connection with preparing, filing, prosecuting, obtaining and maintaining Patent Rights, including costs and expenses of patent interference, re-examination, reissue, opposition or similar proceedings.

(z) “Patent Prosecution Action” shall mean any and all actions that may be taken in connection with preparing, filing, prosecuting, obtaining and maintaining throughout the world patent protection for Patent Rights licensed hereunder, including patent applications and other related material submissions and correspondence with any patent authorities.

(aa) “Patent Rights” shall mean all patents, patent applications and inventions on which patent applications are filed and all patents issuing therefrom worldwide, all disclosures of inventions, together with any extensions, registrations, confirmations, reissues, continuations, divisionals, continuations, continuations-in-part, reexamination certificates, substitutions or renewals, supplemental protection certificates, term extensions (under applicable patent law or other law), provisional rights and certificates of inventions.

(bb) “Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture or other organization or entity, including a governmental authority.

(cc) “QSRs” means current Quality Systems Regulations as promulgated by the FDA.

(dd) “Related Documents” shall mean the Settlement Agreement and HIV Barrel Product Commercialization Agreement between SDS and Chembio, the License and Distribution Agreement between SDS and Inverness, the HIV Cassette License, Marketing and Distribution Agreement between Chembio and Inverness, and the HIV Barrel License, Marketing and Distribution Agreement between Chembio and Inverness.

(ee) “Rest of the World” means worldwide, excluding the United States.

(ff) “Specifications” shall mean the information contained in Schedule D regarding the Licensed Product and the together with any and all other related documentation or procedures in possession by Chembio that substantiate or support the information contained within Schedule D.

(gg) “Sublicensee” shall mean any sublicensee of any of the rights granted to Inverness under Section 2.2, other than an Affiliate or a Distributor.

(hh) “Technology” shall mean all techniques, inventions, practices, procedures, knowledge, improvements, designs, processes, protocols, compositions, products, methods, works of authorship, know-how, data, clinical data, preclinical data, research and creations (whether or not subject to protection by any Intellectual Property Rights).

(ii) “Third Party” shall mean any Person other than Inverness or Chembio.

(jj) “United States” means the United States of America and its territories and possessions, including without limitation Puerto Rico and the U.S. Virgin Islands.

(kk) “Valid Claim” shall mean a claim of an issued and unexpired patent that has not been  permanently revoked, held unenforceable or invalid by a final, nonappealable decision of a court or other governmental agency of competent jurisdiction (the term “final, nonappealable decision” includes decisions that become final through exhaustion of all permissible avenues for rehearing or review by a superior tribunal and decisions that become final through expiration of the time allowable for appeal), or  admitted by the patentee to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise.

1.2. Additional Definitions

. Certain additional capitalized terms are defined below in the body of this Agreement.

2. License Grants.

2.1. Inverness License

. Inverness, on and subject to the terms and conditions contained herein, hereby grants to Chembio and Chembio hereby accepts from Inverness, a non-transferable, non-exclusive, royalty-bearing license, under the Inverness Lateral Flow Patents, for the Term to manufacture and to Exploit the Licensed Products worldwide, provided however that Chembio shall have no license to Exploit the Dipstick Product in the United States, but shall have a license to export the Dipstick Product from the United States (the “License”). The License may not be sublicensed. Chembio shall manufacture the Licensed Products itself or may subcontract the manufacture of the Licensed Products to the extent permitted by applicable law, but may not sublicense such manufacturing right. If Chembio subcontracts the manufacture of the Licensed Products, Chembio shall enter into a written agreement with any such manufacturer consistent with the terms of this Agreement and shall remain primarily liable for breach of this Agreement by the manufacturer. The License shall be deemed to include a grant to Chembio of the right to Exploit through any Affiliate of Chembio and through Distributors of Chembio or any Affiliate of Chembio.

(a) Inverness and Chembio acknowledge that the license in this Section 2.1 is subject to the limitation that the Charlton Lateral Flow Patents (as described on Schedule E) are not licensed for the Over-The-Counter market; such Charlton Lateral Flow Patents are licensed only with respect to products for sale through any channels for use by licensed professional health-care providers (including hospitals, physicians acting as such and licensed professional health-care centers).

(b) Subject to the obligations contained in this Agreement or any Related Document to the contrary, the parties acknowledge that: (a) the Licensed Products may be divided into the “Existing Products”, meaning the Licensed Products as they exists on the Effective Date, and the “Future Products”, meaning any Licensed Products not in existence on the Effective Date, and any modified or future versions of the Existing Products made after the Effective Date; and (b) the Inverness Lateral Flow Patents may be divided into “Current Lateral Flow Patents” and “Future Lateral Flow Patents”. The “Current Lateral Flow Patents” are: (i) the patents and patent applications on Schedule E; (ii) any continuations and divisionals of the patents and patent applications on Schedule E; (iii) any continuations-in-part of the patents and patent applications on Schedule E to the extent the claims thereof are directed to subject matter specifically described in (i) and (ii) above; and (iv) any foreign counterparts of the patents and patent applications described in (i), (ii) and (iii) above. The “Future Lateral Flow Patents“ means any continuation-in-part of the Current Lateral Flow Patents not described in (iii) above, and any foreign counterpart of such continuation-in-part. All licenses granted by Inverness in this Agreement grant licenses to the Current Lateral Flow Patents with respect to both Existing Products and Future Products. The licenses granted by Inverness in this Agreement grant licenses to Future Lateral Flow Patents: (a) for Existing Products; and (b) for Future Products, but only with respect to claims in the Future Lateral Flow Patents that are infringed by the making, using, selling or importing of any Existing Product. Otherwise, Inverness grants no right or license to any Future Lateral Flow Patents under this Agreement, including without limitation any license to any Future Lateral Flow Patent except as described in the foregoing sentence.

2.2. Non-Exclusive Right to Purchase and Exploit

. Chembio, on and subject to the terms and conditions contained herein, hereby grants to Inverness and Inverness hereby accepts from Chembio the non-exclusive right to purchase from Chembio and to Exploit, worldwide, during the Term, the Licensed Products (other than the Dipstick Product) and may do so only utilizing Inverness Trademarks. This right shall be deemed to include a grant to Inverness of the right and license to sell through any Affiliate of Inverness and through Distributors of Inverness or of any Affiliate of Inverness. Chembio acknowledges that Inverness is under no obligation to purchase or Exploit any or all of the Licensed Products.

2.3. Patent Marking

. Chembio will include the patent numbers of the Inverness Lateral Flow Patents and indicate Inverness’ and its licensors ownership of such patents on the packaging for all Licensed Products.

2.4. SDS Access

. It is understood by the Parties that SDS shall be entitled to receive copies of this agreement and any amendments if and when effected.

2.5. Termination of Licenses Upon Challenge of Validity

. In all jurisdictions where such agreement is permitted by law, and to the maximum extent so permitted: (a) Chembio agrees not to Challenge any Patent Rights of Inverness or its Affiliates in the Inverness Lateral Flow Patents listed on Schedule E; and (b) Inverness agrees not to Challenge the Patent Rights in the Chembio Listed Patents. In addition to the foregoing, and whether or not the foregoing prohibition is permissible or otherwise enforceable, in the event that Inverness Challenges any Patents Rights in any Chembio Listed Patents, or Chembio Challenges any Patent Rights in any Inverness Lateral Flow Patents, the Party whose right is Challenged shall have the right, in its sole discretion and immediately on written notice, to terminate this Agreement for cause.

3. Royalties and Payments.

3.1. Exclusive Payment Arrangements

. This Article 3 describes the manner in which the Parties will share revenues derived from the sale of Licensed Products. No other fees, payments or royalties are due from any Party to any other Party with respect to the licenses and rights set forth in this Agreement.

3.2. Pricing of Licensed Products

. Subject to the limitations set forth in this Article 3, each Party that sells any Licensed Products hereunder may set the prices at which it sells such Licensed Products in its sole and absolute discretion.

3.3. Inverness Sale of Licensed Products - Division of Net Sales

. Inverness shall retain 35% of Net Sales of Licensed Products made by Inverness and its Affiliates in Developing Countries, and 50% of Net Sales of Licensed Products made by Inverness and its Affiliates in the Rest of the World. For the purposes of this paragraph, Net Sales of Licensed Products are “made” in a particular region, such as a Developing Country, when a sale is made to a Distributor that is located in such region. The remaining percentage of Net Sales (the “Chembio Share”) shall be paid to Chembio.

3.4. Minimum Price

. Notwithstanding Sections 3.2 and 3.3, Chembio shall be under no obligation to supply Licensed Products to Inverness for less than 115% of Costs. As such, in the event that the Chembio Share of Net Sales for any Licensed Product in any particular country or countries is less than 115% of Costs, Chembio may, by written notice, require Inverness not to sell such Licensed Product in such country.

3.5. Payment of Cost of Licensed Products Sold by Inverness

. Inverness shall pay Chembio its Costs of Licensed Products in accordance with the following procedure:

(a) Prior to Inverness’ order for any Licensed Product, Chembio shall provide to Inverness a reasonable, good faith estimate of the per-unit amount representing Chembio’s Cost for such Licensed Product ( (“Deemed Cost”), and Inverness shall provide to Chembio the estimated per-unit amount representing Inverness’ Net Sales for such Licensed Product (“Deemed Price”). The initial Deemed Cost and Deemed Price shall apply for the purposes of sub-paragraph (b) below from Inverness’ initial order until the end of the calendar quarter immediately following the calendar quarter in which the initial order was placed. For the remainder of the Term, the Deemed Cost shall be adjusted each quarter based on the actual Cost of Licensed Products in the latest quarter for which actual Costs have been reported pursuant to Section 3.8

(b) Each shipment of Licensed Products by Chembio shall be accompanied by an invoice, in a form reasonably satisfactory to Inverness, for the Licensed Products in the shipment at the then-current Deemed Cost (as hereinafter defined). Within thirty (30) days of receipt of a duly issued invoice for Licensed Product shipped by Chembio in accordance with this Agreement, Inverness shall pay Chembio such Deemed Cost and any additional Chembio Share.

(c) Any adjustments to actual Costs for overpayments or underpayments made by Inverness shall be made pursuant to the quarterly accountings set forth in Section 3.8. For purposes of these calculations, Cost of Licensed Product will be matched to sales on a FIFO basis.

3.6. Royalties Payable by Chembio on Inverness Lateral Flow Patents

. Chembio shall pay Inverness royalties of five percent (5%) of Net Sales of Licensed Products made by Chembio and its Affiliates in Developing Countries, and eight and one-half percent (8.5%) of Net Sales of Licensed Products made by Chembio and its Affiliates in the Rest of the World excluding Developing Countries (provided that no Dipstick Products are licensed for the United States). For the purposes of this paragraph, sales of Licensed Products are “made” in a particular region, such as a Developing Country, when a sale is made to a Distributor that is located in such region; provided, however that Inverness reserves the right to charge the higher royalty rate if it can reasonably show that a Distributor located in a Developing Country is selling Licensed Products to an end-purchaser located in a non-Developing Country, and Chembio shall have the right to pay the lower royalty rate if it can reasonably show that a Distributor located in a non-Developing Country is selling Licensed Products to an end-purchaser in a Developing Country.

(a) No royalties shall be payable unless the Licensed Product infringes a Valid Claim of the Inverness Lateral Flow Patents in the country in which the Licensed Product is manufactured or the country in which the Licensed Product is sold.

(b) Only one royalty shall be due Inverness for any Licensed Product regardless of the number of Valid Claims of the Inverness Lateral Flow Patents that would be infringed.

(c) The obligation to pay royalties on Net Sales of Licensed Product shall be imposed only once with respect to each Licensed Product, even if such Licensed Product is sold more than once in the course of its transfer to the ultimate end-user.

(d) The above royalties on Licensed Products are not payable by Chembio with respect to Licensed Products distributed by Inverness, for which the revenue sharing arrangements set forth in Section 3.3 are the sole and exclusive payment arrangements between the parties.

3.7. Payment by Inverness for Samples

. Subject to Inverness’ review of and acceptance of Chembio’s Costs, Inverness shall pay Chembio 110% of the Costs associated with the manufacture by Chembio of Licensed Products that are used by Inverness for demonstrations, testing, clinical trials, sample and compassionate or similar use.

3.8. Reporting and Calculation of Payments.

(a) For any calendar quarter for which payments under Section 3.3 are due to Chembio, Inverness shall deliver to Chembio, within sixty (60) days after the end of such calendar quarter, reasonably detailed written accountings of Net Sales of the Licensed Products during such calendar quarter. Such report shall indicate Net Sales on a country-by-country and Licensed Product-by-Licensed Product basis (and not on an order-by-order basis).

(b) Within seventy-five (75) days of the end of each calendar quarter during the Term, Chembio shall deliver to Inverness a complete and accurate accounting of all Costs and a determination of the cost per unit for all Licensed Products sold to Inverness pursuant to this Agreement. The Costs reflected shall be the basis for payments to Chembio to be made by Inverness pursuant to Section 3.3. The per-unit allocation of Costs to products sold shall be determined on a FIFO basis. Cost so determined shall remain in effect until the next such accounting.

(c) Within ninety (90) days after the end of any calendar quarter for which reports have been delivered pursuant to sub-paragraphs (a) and (b) above, Inverness shall deliver Chembio a report showing the calculation of the amounts due to Chembio pursuant to Section 3.3, and any payments to be made hereunder. Such payments may be payable from either Inverness or Chembio, depending on whether Chembio has been underpaid or overpaid pursuant to the procedure set forth in Section 3.4, and shall be made no later than seven days after delivery of such report. With respect to Net Sales invoiced in a currency other than United States Dollars, Net Sales and royalties payable shall be expressed in their United States dollar equivalent, calculated using an average exchange rate for buying United States dollars published by The Wall Street Journal during the calendar quarter. All payments due to Chembio hereunder shall be made from the United States in United States dollars by transfer to such bank account as Chembio may designate.

(d) For any calendar quarter for which payments are due under this Agreement to Inverness, Chembio shall deliver Inverness, within sixty (60) days after the end of such calendar quarter, reasonably detailed written accountings of Net Sales of the Licensed Products during such calendar quarter. Such report shall indicate Net Sales on a country-by-country and Licensed Product-by-Licensed Product basis, and the calculation of the royalty due to Inverness, and any payments to be made hereunder. When Chembio delivers such accountings, it shall also deliver all payments due under this Agreement to Inverness for such calendar quarter. With respect to Net Sales invoiced in a currency other than United States Dollars, Net Sales and royalties payable shall be expressed in their United States dollar equivalent, calculated using an average exchange rate for buying United States dollars published by The Wall Street Journal during the calendar quarter. All payments due from Chembio hereunder shall be made from the United States in United States dollars by transfer to such bank account as Inverness may designate.

(e) Chembio shall keep complete and accurate records of the latest two (2) years of Costs of Licensed Products sold to Inverness hereunder. For the sole purpose of verifying Costs to be reimbursed to Chembio, Inverness shall have the right once per calendar year to retain an independent certified public accountant, selected by Inverness and reasonably acceptable to Chembio, to conduct an Audit in the location(s) where such records are maintained upon twenty (20) days prior written notice and during regular business hours, with all information disclosed being deemed Confidential Information hereunder. The cost of the Audit shall be paid by Inverness. Such Audit shall be completed within fifteen (15) business days, subject to extension by the auditor if the auditor reasonably determines in good faith that data or information it requires is not available and identifies the data or information required. Results of such review shall be made available to Chembio and Inverness. Inverness shall recalculate the payments made to the Parties and any Party overpaid shall promptly reimburse any underpaid Party. If a recalculation of Costs is equal to or greater than five (5%) percent of the correctly-calculated Costs, Inverness shall be entitled to have Chembio pay the reasonable out-of-pocket costs incurred by Inverness to retain such independent certified public accountant to conduct such review.

(f) Each Party (“Payer”) shall keep complete and accurate records of the latest two (2) years of sales of Licensed Products to which royalties or shares of Net Sales to the other Party (“Payee”) attach hereunder. For the sole purpose of verifying payments due to a Payee, said Payee shall have the right, once per calendar year, to retain an independent certified public accountant, selected by said Payee and reasonably acceptable to the Payer, to conduct an Audit in the location(s) where such records are maintained upon twenty (20) days prior written notice and during regular business hours, with all information disclosed being deemed Confidential Information of the Payer. Such Audit shall be completed within fifteen (15) business days, subject to extension by the auditor if the auditor reasonably determines in good faith that data or information it requires is not available and identifies the data or information required. Whichever Party requests the Audit shall bear the costs thereof. Results of such review shall be made available to the Payer and the relevant Payee. If the Audit reflects an underpayment of amounts due, such underpayment shall be promptly remitted to the appropriate Payee by the Payer. If the underpayment is equal to or greater than five (5%) percent of the amount that was otherwise due, the Payee shall be entitled to have the Payer pay the reasonable out-of-pocket costs incurred by the Payee to retain such independent certified public accountant to conduct such review.

(g) Whenever reports upon which payments are based are to be made by any Party, they shall be certified as correct by the Chief Financial Officer of the Party. In addition, to the extent required of a Party by the provisions of the Sarbanes-Oxley Act, each of the Parties shall make available information as may be required for proper certification in accordance with Section 404 and any rules promulgated thereunder.

4. Regulatory and License Matters.

4.1. Facility Registration/Inspections

. Chembio shall, if it has not done so prior to the Effective Date, register, at its expense, with FDA, in accordance with the Act, each establishment in which it intends to manufacture any Licensed Product and maintain, at its expense, all such establishment registrations during the term of this Agreement. Chembio shall permit FDA and Inverness to inspect each such establishment for purposes of verifying Chembio’s compliance with the Act, including GMPs and QSRs, and for purposes of verifying that all items being manufactured by Chembio for sale to Inverness hereunder are being manufactured in accordance with the applicable Specifications; Inverness’ participation in such inspections shall be at Inverness’ cost. Any such inspection by Inverness shall be conducted upon reasonable advance notice to Chembio during the normal business hours of the facility to be inspected. Chembio acknowledges and agrees that no inspection by Inverness pursuant to this Section 4.1 shall relieve or diminish any of Chembio’s obligations hereunder.

4.2. Regulatory Filings

. Chembio shall be responsible for (1) obtaining and maintaining, and (2) paying for the obtaining and maintaining of, regulatory approvals required for the lawful distribution and sale of Licensed Products in the applicable territories. So long as Chembio is in compliance with all applicable regulatory requirements for the Licensed Product in the territories that it chooses to market such Licensed Products, nothing herein shall require Chembio to obtain or maintain regulatory approvals in any jurisdiction if Chembio, in its sole discretion, deems that it is not commercially reasonable to do so.

5. Manufacture and Sale.

5.1. Chembio Efforts

. Chembio shall use commercially reasonable efforts to manufacture the Licensed Product and to supply all of Inverness’ requirements for such product, in accordance with the published specifications for each such Licensed Product (the “Specifications”) and the supply requirements and limitations set forth in this Section 5. In the event of any supply constraints which prevent Chembio from supplying all of Inverness’ requirements for Licensed Products, Chembio shall treat Inverness no less favorably than other distributors of Licensed Products and shall ensure that Inverness receives at least its pro rata share of available products (based on Inverness’ average pro rata share of sales over the four (4) most recent calendar quarters).

5.2. Forecasts

. During the Term, Inverness shall provide Chembio, on a quarterly basis, with forecasts of Inverness’s anticipated orders for the Licensed Product during the succeeding three (3) quarters. The initial forecast shall be produced and delivered by Inverness to Chembio promptly after the Effective Date. Chembio hereby acknowledges and agrees that Inverness shall have the right to revise any quarterly forecast issued pursuant to this Section at any time upon notice given to Chembio not less than three months before the forecast delivery date for any products; any forecasts for delivery less than three months from the forecast date shall be binding on both parties. Inverness shall issue purchase orders and accept delivery of not less than ninety (90%) percent of the forecast quantity. Chembio shall not be required to timely deliver more than one hundred and twenty-five (125%) percent of the forecast quantity, but shall deliver not less than 100% of the quantity required by Inverness’ binding forecasts.

5.3. Purchase Orders

. All sales and purchases of the Licensed Product, if any, hereunder shall be initiated pursuant to Inverness’s purchase order for the same placed with Chembio. Such purchase orders shall include relevant details of the order such as quantity, the current Costs of each Licensed Product, destination, billing and shipping information, and requested delivery date(s) (a “Purchase Order”). Chembio shall accept Purchase Orders by written notice to Inverness within five (5) days of receipt. In the event that Chembio cannot comply with a delivery date requested by Inverness in any Purchase Order, Chembio may request an alternative delivery date, which shall be not more than forty-five (45) days after the date requested by Inverness. Any terms and conditions contained in any Purchase Order or written acceptance of a Purchase Order, invoice or other writing delivered by Chembio to Inverness or by Inverness to Chembio that are inconsistent with the terms and conditions of this Agreement shall be null and void and of no effect unless agreed to in a writing executed by an authorized representative of Inverness and Chembio. At any time up to ten (10) days prior to the delivery date set forth in any Purchase Order, Inverness may issue an alteration to a Purchase Order in order to (i) change a location for delivery, (ii) correct typographical or clerical errors, or (iii) reschedule a delivery. In such event, Inverness shall reimburse Chembio for all reasonable resulting costs incurred by Chembio and notified by Chembio to Inverness within seven (7) days after alteration of the purchase order.

5.4. Shipment Terms

. Licensed Product ordered by Inverness shall be shipped FOB, point of manufacture, with the carrier and to the destination specified in the Purchase Order.

5.5. Acceptance

. Within twenty (20) days after receipt of any Licensed Products, Inverness shall inspect and, in its discretion, test the Licensed Products to determine whether they conform in all material respects to the Specifications. In the event an Licensed Product does not so conform, Inverness may within such twenty (20) day period (i) continue to test the Licensed Product, or (ii) return the non-conforming Licensed Product to Chembio, at Chembio’s expense, and any amounts paid by Inverness for the Licensed Product returned shall be refunded by Chembio to Inverness. If Inverness does not return a non-conforming Licensed Product within such twenty (20) day period, it is deemed accepted.

5.6. Inverness Responsibilities; Rights

. In connection with its distribution, marketing and sales of the Licensed Products (as permitted in this Agreement), Inverness shall provide all sales force (including, without limitation, sales administration and training), order entry, customer service, reimbursement management, medical affairs, medical information, marketing (including all advertising and promotional expenditures), warehousing, physical distribution, invoicing, credit and collections, production forecasting and other related facilities and services as it deems necessary or desirable for such distribution, marketing and sales.

6. Trademarks

6.1. Trademark License

. Inverness shall Exploit the Licensed Products (other than the Dipstick Product) under the Inverness Trademarks. Accordingly, Chembio hereby grants Inverness, to the extent that Chembio possesses such rights, a worldwide, royalty-free license during the Term to use the Chembio Trademarks but only for the purpose of indicating that the Licensed Products are manufactured by Chembio for Inverness. All such use of the Chembio Trademarks shall inure to the benefit of Chembio. Inverness hereby grants Chembio a non-exclusive, non-transferable license to use the Inverness Trademarks, but only for the purpose of labeling and packaging the Licensed Products for sale to Inverness in the event that Inverness elects to mark the Licensed Products with Inverness Trademarks. All such use of the Inverness Trademarks shall inure to the benefit of Inverness. Neither party shall use or alter such marks in a manner which may jeopardize or diminish the other party’s rights to use them, and all notices of rights therein and all notices of any patent and/or patent pending rights to the Licensed Products shall be clearly designated in all written materials in which such marks are used.

6.2. Compliance with Law; Registration

. Each Party, in using the other Party’s trademarks, shall use such marks and/or names only in such manner as will comply with the provisions of applicable trademark laws. Any and all trademark applications which are filed in any jurisdiction for a Party’s trademarks shall be filed by that Party and that Party shall bear all costs incurred in connection with such trademark applications and registrations. No trademark costs incurred by Chembio shall be included in Costs.

6.3. Termination

. The licenses granted under Section 6.1 shall terminate upon any termination of this Agreement, and thereafter neither party shall use the other party’s trade names, service marks, or trademarks except in connection with sale by Inverness of Licensed Products purchased prior to the termination of this Agreement.

6.4. Labeling

. Inverness shall develop, produce and provide all labeling for such Licensed Product, subject to Chembio’s approval, such approval not to be unreasonably withheld. All materials referring or relating to the Licensed Products shall include the following in legible font: “Manufactured by Chembio Diagnostic Systems, Inc., Medford, NY for Inverness Medical Innovations under [patents no.s of Inverness Lateral Flow Patents] owned or licensed by Inverness Medical Innovations, Inc.”.

7. Prosecution and Enforcement of Licensed Intellectual Property.

7.1. Prosecution

. The owner or Controller of Intellectual Property Rights (the “Patent Owner”) (for example, Inverness in the case of the Inverness Lateral Flow Patents and Chembio in the case of the Chembio IP) shall have the sole right to prepare, file, prosecute, obtain and maintain throughout the world, and otherwise take all Patent Prosecution Actions with respect to its Intellectual Property Rights as such Patent Owner shall deem to be appropriate in its discretion. Each Patent Owner shall pay all Patent Costs incurred by it in connection with the foregoing activities and such Patent Costs shall not be deemed Costs hereunder. If it becomes necessary or desirable, the other Parties shall fully cooperate with the Patent Owner, at the Patent Owner’s request and expense, in connection with all Patent Prosecution Actions; provided that no Party shall be obligated to provide such cooperation if, in its reasonable business judgment, such cooperation would be adverse to its interests outside this Agreement.

7.2. Enforcement of Licensed Patents

. The Patent Owner shall have the sole right to enforce and defend any of its Intellectual Property Rights licensed hereunder, at its own expense. Notwithstanding the foregoing, each of the Parties shall inform the other Parties promptly in writing of any alleged infringement, misuse or misappropriation by any Person of any Intellectual Property Rights licensed hereunder that affects the Exploitation of Licensed Products or other products licensed hereunder, and the Parties shall reasonably consult with each other with respect to the strategy to resolve the alleged infringement, misuse or misappropriation. In the event that a Patent Owner shall initiate an infringement action or defend an action in accordance with this Section, the other Parties shall fully cooperate and supply such assistance as reasonably requested by the Patent Owner; provided that no Party shall be obligated to provide such cooperation if, in its reasonable business judgment, such cooperation would be adverse to its interests outside this Agreement.

8. Confidentiality.

8.1. Limited Disclosure and Use

. Each of Inverness and Chembio shall hold in confidence any Confidential Information disclosed by any other Party or otherwise obtained by such Party from any other as a result of this Agreement, and each of Inverness and Chembio shall protect the confidentiality thereof with the same degree of care that it exercises with respect to its own information of a like nature, but in no event less than reasonable care. Without the prior written consent of the disclosing Party, a receiving Party shall not use, disclose, or distribute any Confidential Information, in whole or in part, except as required to perform such Party’s obligations or exercise such Party’s rights hereunder. Access to the disclosing Party’s Confidential Information shall be restricted to the receiving Party’s employees and agents, who, in each case, need to have access to carry out a permitted use and are bound in writing to maintain the confidentiality of such Confidential Information.

8.2. Exceptions

. The obligations set forth in Section 8.1 shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by legally sufficient evidence: (i) now or hereafter, through no act or failure to act on the part of the receiving Party, is or becomes generally available; (ii) is known to the receiving Party at the time of receiving such Confidential Information and not subject to an obligation of confidentiality to a Third Party; (iii) is hereafter furnished to the receiving Party by a Third Party as a matter of right (and without violating any agreement with the disclosing Party) without restriction on use or disclosure; or (iv) is independently developed by the receiving Party without use of any Confidential Information received from the other Party. In addition, each receiving Party may disclose Confidential Information to the extent such disclosure is reasonably necessary to protect Intellectual Property Rights to which such Party has a license hereunder, to prosecute or defend litigation, to comply with applicable law or regulation, to obtain necessary or desirable regulatory approvals, to respond to a valid order of a court or other governmental body or any political subdivision thereof, or to conduct preclinical or clinical trials, provided that, other than with respect to disclosure for protecting Intellectual Property Rights, the receiving Party shall use reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

8.3. Use of Name; Disclosure of Terms of the Agreement

. Except as authorized in Section 6 hereof or otherwise required by applicable law, regulation or the rules of any securities exchange on which such Party’s securities are listed, no Party shall use the names of the other Parties in any publicity or advertising without the prior written approval of the other Parties, except that any Party may disclose that they have entered into this Agreement. Except as may be required by applicable law, regulation or the rules of any securities exchange on which such Party’s securities are listed, no Party shall disclose any terms or conditions of this Agreement without the prior written consent of the other Parties, provided that a Party may disclose such terms and conditions to any Third Party with whom such Party has entered into or proposes to enter into a business relationship (including any transaction that would result in a permitted assignment in accordance with the terms and conditions of Section 13.11), provided any such Third Party is informed of the confidentiality restrictions herein with respect to such terms and conditions and agrees to abide by such restrictions.

8.4. Effect of Termination

. Each Party shall, upon termination of this Agreement, immediately discontinue use of the other’s Confidential Information. Within a reasonable time after termination of this Agreement, but in no event later than thirty (30) days thereafter, all materials containing such Confidential Information shall be returned by the receiving Party or (with the disclosing Party’s prior written consent) destroyed.

8.5. Survival

. The confidentiality obligations set forth in this Section 8 shall survive any termination or expiration of this Agreement in perpetuity .

9. Representations; Warranties.

9.1. Corporate Power

. Each Party represents to the other Parties that it has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof. Each Party represents to the other that this Agreement constitutes a valid and binding agreement, enforceable against it in accordance with its terms.

9.2. No Default or Violation

. Each Party represents and warrants to the other Parties that the execution, delivery and performance of this Agreement does not (i) violate or require any registration, qualification, consent, approval, or filing under, (1) any law, statute, ordinance, rule or regulation, or (2) any judgment, injunction, order, writ or decree of any court, arbitrator, or governmental entity by which such Party or any of its assets or properties may be bound or (ii) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, result in the acceleration of the performance of any obligations under, result in the vesting or enhancement of any other Person’s rights under, or result in the creation of any lien upon any of such Party’s properties, assets, or businesses pursuant to (x) its organizing documents or By-Laws or (y) any material indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument or agreement to which such Party is a Party or by which such Party or any of such Party’s properties or assets is bound.

9.3. Licensed Intellectual Property

. Each Party licensing any Intellectual Property Rights (a “Licensor”) to any other Party hereunder (a “Licensee”) represents and warrants to each such Licensee that: (a) it has the full right, title and authority to grant to Licensee the licenses granted hereunder; and (b) to the best of the Licensor’s knowledge and except as otherwise disclosed to the Licensee, all such licensed Patent Rights existing as of the Effective Date are valid and enforceable, and all patents, if any, issuing on any of the pending patent applications of the Patent Rights existing as of the Effective Date will be valid and enforceable. Inverness represents and warrants that the Inverness Lateral Flow Patents constitute all Patent Rights claiming lateral flow technology that Inverness has the right to sublicense.

9.4. Regulatory Matters

. Chembio represents and warrants that, with respect to the manufacture of the Licensed Products, Chembio will comply with the requirements of the Act, and to the best of its knowledge, all other applicable federal and state laws.

9.5. Product Quality

. Chembio represents and warrants that:

(a) Each unit of Licensed Product sold to Inverness hereunder shall be manufactured in accordance with and shall comply, at the time of delivery to Inverness, in all material respects with the applicable Specifications therefor, shall perform as intended in all material respects, and shall otherwise be free from defects in material and workmanship; and each unit of Licensed Product sold to Inverness hereunder will not, at the time of delivery, be adulterated or misbranded within the meaning of the Act or within the meaning of any jurisdiction in which the definitions of misbranding and adulteration are substantially the same as in the Act, nor will any such unit of Licensed Product, at the time of delivery to Inverness, be an article which may not, under the Act, be introduced into interstate commerce.

(b) In the event any unit(s) of Licensed Product does not conform with a warranty set forth in Section 9.5(a) applicable thereto, Inverness or an Affiliate of Inverness may return such unit(s) of Licensed Product within twenty (20 days of its receipt to Chembio and, in the event Inverness or an Affiliate of Inverness does so, Chembio, within thirty (30) days of its receipt of the return, shall either; (a) refund or credit Inverness’s account in an amount equal to the purchase price paid by Inverness for such unit(s) of non-conforming Licensed Product, as the case may be, plus freight and insurance charges incurred by Inverness and/or its Affiliate incident to the original and return shipment, as documented by Inverness, or (b) replace, without charge, the non-conforming unit(s) of Licensed Product, as the case may be, with an equivalent number of like unit(s) Licensed Product, as the case may be, conforming with the applicable warranties set forth in Section 9.5(a) and refund or credit Inverness’s account in an amount equal to said original and return freight and insurance charges incurred as documented by Inverness. The cost of returned units and freight and insurance charges hereunder shall not be included in Costs.

9.6. Exclusion of Other Representations and Warranties

. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. NO PARTY WARRANTS THAT THE OTHER PARTIES WILL RECEIVE ANY PARTICULAR AMOUNT, OR ANY, REVENUES OR PROFITS AS A RESULT OF ENTERING INTO THE BUSINESS ARRANGEMENTS DESCRIBED IN THIS AGREEMENT.

10. Indemnification

10.1. By Chembio as Manufacturer

. Chembio hereby agrees to indemnify, defend (using counsel selected by Chembio which is reasonably acceptable to Inverness) and hold harmless Inverness, its Affiliates and their respective Distributors and customers, from and against any and all liabilities, losses, (exclusive of lost profits) damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs, and out-of pocket expenses) suffered or incurred which arise or result from: (i) the material breach of any warranty or representation of Chembio contained in this Agreement; (ii) any third party claim of personal injury (including death) or property damage arising in connection with any Licensed Product manufactured by or for Chembio; (iii) any material failure by Chembio to perform any of the covenants, agreements or obligations of Chembio contained in this Agreement; or (iv) any third party claim alleging that the manufacture, use, sale, offer for sale, import or export of the Licensed Products manufactured by or for Chembio infringes the proprietary rights of the third party claimant.

10.2.  By Sellers

. Each seller of any Licensed Product hereunder (a “Seller”) hereby agrees to indemnify, defend (using counsel selected by the Seller which is reasonably acceptable to the other Party) and hold harmless the other Party from and against any and all liabilities, losses (exclusive of lost profits), damages, costs, and expenses (including, without limitation, reasonable attorneys’ fees, court costs, and out-of pocket expenses) suffered or incurred by the other Party which arise or result from: (i) the material breach of any warranty or any representation of the Seller contained in this Agreement; (ii) any material failure by the Seller to perform any of its covenants, agreements, or obligations contained in this Agreement; or (iii) the promotion and sale by the Seller or any Affiliate or Distributor of the Seller of any Licensed Product, except to the extent covered by the Manufacturer’s defense and indemnification obligations under Section 10.1.

10.3.  Notice of Claims

. Within thirty (30) days after a Person seeking indemnification hereunder (hereinafter the “Indemnified Party”) has received notice of or has acquired knowledge of any claim by any Person not a Party to this Agreement of the commencement or threatened commencement of any action or proceeding by any Person not a Party to this Agreement (“third party claim”) or has acquired knowledge of any other claim hereunder against another Party hereto (“first party claim”) the Indemnified Party shall, if such claim is indemnifiable by the other Party pursuant hereto (hereinafter the “Indemnifying Party”), give the Indemnifying Party written notice of such claim and the commencement or threatened commencement of such action or proceeding, if any. Such notice shall state the nature and basis of such claim, and, if ascertainable, the amount thereof. Notwithstanding the foregoing, the failure of the Indemnified Party to give such notice shall not excuse the Indemnifying Party’s obligation to indemnify and, in the case of a third party claim, defend the Indemnified Party, except to the extent the Indemnifying Party has suffered damage or prejudice by reason of the Indemnified Party’s failure to give or delay in giving such notice. Within ten (10) business days of receipt of any notice issued by the Indemnified Party pursuant to this Section 10.3, the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party acknowledges its indemnification obligation and, in the case of a third party claim, its defense obligation with respect to the claim which was the subject of the Indemnified Party’s notice or whether it disclaims such obligations. In the event the Indemnifying Party disclaims or fails to timely acknowledge its obligations with respect to any claim by the Indemnified Party relating to any third party claim, the Indemnified Party shall have the right to defend such claim, with counsel of its own selection, and compromise such claim without prejudice to its right to indemnification hereunder. In the event the Indemnifying Party timely acknowledges its obligations hereunder with respect to any third party claim, the Indemnifying Party shall defend the same with counsel in accordance with this Section. Where the Indemnifying Party shall have acknowledged in writing its obligations hereunder with respect to any third party claim, the Indemnified Party may, at its expense, participate in the defense of such third party claim and no such third party claim shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld or delayed. At any time after the Indemnifying Party acknowledges its obligations hereunder with respect to any third party claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the payment or compromise of such third party claim (provided such payment or compromise has been previously approved in writing by the third party claimant), and, in the event the Indemnifying Party does so, the Indemnified Party shall promptly agree in writing to such settlement, unless such settlement would involve a remedy or remedies, other than the payment of money damages by the Indemnifying Party, to which the Indemnified Party reasonably objects.

10.4. Disputes

. In the event any party to this Agreement makes a claim against another Party under this Section 10 or in any way relating to or arising under this Agreement and further in the event the Party receiving notice of such claim fails to timely acknowledge its obligations hereunder with respect to such claim or disclaims such obligations, the relevant Parties, within forty (40) days of the date of issuance of notice by the Party making such claim, shall meet and attempt to resolve in good faith the dispute between or among the Parties with respect to such claim. If the Parties fail to resolve such dispute within seventy-five (75) days of the date of issuance of notice by the Party making such claim, the Party making such claim may thereafter commence to arbitrate the claim in accordance with the provisions set forth in Section 13.8. Upon resolution of any claim referred to in this Section 10, whether by agreement between the Parties to this Agreement or the rendering of a final arbitration award, the appropriate Party under such agreement or the Party against which the arbitration award is rendered shall, within ten (10) days of such resolution, pay over and deliver to the other Party funds in the amount of any claim as resolved.

11. Term and Termination.

11.1. Term of Agreement

. Unless otherwise terminated as expressly provided herein or with respect to any perpetual licenses granted herein, with respect to each Licensed Product, the licenses granted and appointments made hereunder shall commence on the Effective Date and continue until May 31, 2016 (the “Term”).

11.2. Material Breach

. If a Party:

(a) materially breaches this Agreement in a manner which cannot be cured;

(b) materially breaches this Agreement in a manner that can be cured and a Party has failed to take steps to begin to cure within ninety (90) days following written notice of breach by the Party or Parties affected by the breach or is not diligently pursuing a cure thereafter; or

(c) is subject to a petition for relief under any bankruptcy legislation, or makes an assignment for the benefit of creditors, or is subject to the appointment of a receiver for all or a substantial part of the Party’s assets, and such petition, assignment or appointment is not dismissed or vacated within ninety (90) days, then, on each such occasion, the non-breaching Party shall have the right to exercise one or more of the following remedies: (x) upon written notice by the non-breaching Party to the breaching Party within thirty (30) days of the end of the applicable cure period (if any) (assuming that the non-breaching Party has not already given such a notice upon the occurrence of a prior material, uncured breach by the breaching Party), the non-breaching Party shall have the right to seek monetary damages for such material breach within the limitations set forth in Section 12 hereof and/or equitable relief to prevent such material breach from continuing or occurring again in the future; and, at its option, the non-breaching Party shall have the right to terminate this Agreement. Notwithstanding the foregoing, if Chembio shall be enjoined from supplying Licensed Products to Inverness because of a lawsuit regarding Intellectual Property Rights of a Third Party, or Inverness shall be enjoined from selling Licensed Products because of a lawsuit regarding Intellectual Property Rights of a Third Party, and such injunction shall in either case cause a material breach of this Agreement, the non-breaching Party shall not have the right to seek monetary damages for such material breach. Whenever a breach occurs and such breach can be cured in a timely manner, the non-breaching Party shall cooperate with the Party in breach and take reasonable steps (at the cost of the breaching Party) to allow the breaching Party to cure the breach.

11.3. Section 365(n); Agreement to Deliver Embodiments

. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code. The Parties agree that the licensee of such rights shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. All rights, powers and remedies of the licensee provided under this Section 11.3 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity in the event of any such commencement of a bankruptcy proceeding by or against the licensor.

11.4.  Effect of Termination for Breach

. Upon any termination of this Agreement:

(a) The license grants contained in Section 2.1 and 2.2 shall terminate;

(b) subject to Sections 3.3 and 3.4, Inverness may sell any inventory of Licensed Products in its possession at the effective date of termination, but shall have no further right to Exploit the Licensed Products; and

(c) subject to the payment of royalties to Inverness pursuant to Section 3.6, Chembio may Exploit any inventory of Licensed Products in its possession as at the effective date of termination, but Chembio shall have no license rights to manufacture or Exploit any further Licensed Products.

11.5. Survival

. No expiration or termination of this Agreement shall affect any rights or liabilities of the Parties which may have accrued prior to the date of expiration or termination. Notwithstanding anything herein to the contrary, upon any expiration or termination of this Agreement, in addition to any provisions that by their terms survive, the provisions of Sections 3.8, 7, 8, 9.5(b), 10, 11.4, 12 and 13  shall survive and shall continue in full force and effect in accordance with their respective terms.

12. Limitation of Liability.

12.1. Exclusion of Liability for Certain Damages

. EXCEPT FOR BREACHES OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER AND FOR VIOLATIONS OF ANOTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS AND FOR DAMAGES CAUSED BY A PARTY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES RESULTING FROM LOSS OF USE, PROFITS, BUSINESS OR GOODWILL, WHETHER OR NOT THE PARTY ALLEGEDLY CAUSING THE DAMAGE HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. THIS SECTION 12 SHALL NOT BE CONSTRUED TO LIMIT ANY PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10 HEREOF.

12.2. Limitation on Liability for Direct Damages

. EXCEPT FOR BREACHES OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER AND FOR VIOLATIONS OF ANOTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, FOR DAMAGES CAUSED BY A PARTY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, OR FOR ANY PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10 HEREOF, EACH PARTY’S MAXIMUM AGGREGATE LIABILITY TO THE OTHER PARTY, OTHER THAN FOR PAYMENTS DUE HEREUNDER, SHALL IN NO EVENT EXCEED THE AMOUNT OF $1 MILLION, WHETHER SUCH DAMAGES ARISE IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

13. General.

13.1. Waivers and Amendments.

(a) This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties hereto.

(b) No waiver of any provision of this Agreement, or consent to any departure from the terms hereof, shall be effective unless the same shall be in writing and signed by the Party waiving or consenting thereto. No failure on the part of any Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right or remedy. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies provided by law.

13.2. Entire Agreement

. This Agreement, the Schedules hereto and the Related Documents constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, among the Parties, or any of the Parties, in connection with such subject matter.

13.3. Severability

. If any provision of this Agreement is found invalid or unenforceable by a court of competent jurisdiction, such provision shall be enforced to the maximum extent permissible by law and the other provisions of this Agreement shall remain in full force and effect.

13.4. Relationship of the Parties

. This Agreement shall not constitute any Party the agent or legal representative of any other Party for any purpose whatsoever, and no Party shall hold itself out as an agent of any other Party. This Agreement creates no relationship of joint venturers, partners, associates, employment or principal and agent between or among the Parties, and each of the Parties is acting as an independent contractor. No Party is granted herein any right or authority to, and shall not attempt to, assume or create any obligation or responsibility for or on behalf of any other Party. No Party shall have any authority to bind any other Party to any contract, whether of employment or otherwise, and each Party shall bear all of their respective expenses for its operations, including, without limitation, the compensation of its employees and salespersons and the maintenance of its offices, service and warehouse facilities. Each Party shall each be solely responsible for its own employees and salespersons and for their acts and the things done by them.

13.5. No Election of Remedies

. The rights and remedies accorded herein are cumulative and in addition to those provided by law, and may be exercised separately, concurrently, or successively.

13.6. Notices

. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by recognized courier service providing evidence of delivery to the Parties at the following addresses:

(a) if to Chembio, to:

Chembio Diagnostic Systems, Inc.
3661 Horseblock Road
Medford, New York 11763

Attention: Lawrence A. Siebert, President
Telecopier No.: (631) 924-6033

with a copy to:

Ruskin Moscou Faltischek, P.C.
1425 Reckson Plaza
15th Floor, East Tower
Uniondale, New York 11556

Attention: Michael L. Faltischek, Esq.,
Telecopier No.: (516) 663-6640

(b) if to Inverness, to:

Inverness Medical Innovations, Inc.
51 Sawyer Road,
Waltham MA 02454
Attention: General Counsel’s office
Telecopier: (781) 314 4073

or at such other address for a Party as shall be specified by like notice.

13.7. Governing Law

. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of New York , without giving effect to its conflicts of laws rules.

13.8. Dispute Resolution

. In the event of any dispute or disagreement between or among any of the Parties as to the interpretation of any provision of this Agreement or the performance of any obligations hereunder, the matter, upon written request of any Party, shall be referred to mediation and arbitration in accordance with the procedures set forth in Schedule  G to this Agreement.

13.9. Waiver of Jury Trial

. The Parties each hereby irrevocably and unconditionally waives all rights to trial by jury in any legal action, proceeding or counterclaim with respect to any matter whatsoever arising out of or in connection with or related to this Agreement or the enforcement thereof.

13.10. Counterparts

. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Facsimile execution and delivery of this Agreement by any of the Parties shall be legal, valid and binding execution and delivery of such document for all purposes.

13.11. Assignment

. This Agreement is personal to each of the Parties, and no Party shall assign any of its rights or delegate any of its obligations hereunder, including without limitation by operation of law, Change of Control, or otherwise, without the prior written consent of the affected other Party or Parties, which consent shall not be unreasonably withheld or delayed, provided, however, that without the consent of the other Parties, Inverness may (i) assign its rights under this Agreement and delegate its obligations hereunder, in whole or in part, to any Person that shall acquire the business of Inverness to which this Agreement relates, or to any Affiliate of such Party, if the assignee shall assume Inverness’ obligations hereunder in writing, and (ii) assign this Agreement in connection with a sale or transfer of substantially all of the assets of, or a majority interest in the voting shares of, Inverness or its corporate parent to, or the merger or consolidation of Inverness or its corporate parent with or into, any other Person. In this paragraph, “Change of Control” means any sale of the equity securities of a Party following which the equity holders of such Party immediately prior to such sale own, directly or indirectly, less than 50% of the combined voting power of the outstanding voting securities of such Party, other than in a transaction involving a sale of equity securities for the purpose of raising capital to a group of financial investors in which not less than 50% of such equity securities are purchased by a recognized venture capital or private equity fund or funds and where the management of the selling Party before the financing is substantially the same as the management of such Party after the financing..

13.12. Force Majeure

. No Party shall be liable for failure to perform any of its obligations under this Agreement when such failure is due to fire, flood, strikes, labor troubles or other industrial disturbances, legal restriction, riot, insurrection, or any other cause beyond the reasonable ability of the Party affected thereby to foresee and avoid, and without such party’s fault or negligence (“Force Majeure”), provided that any Party claiming the existence of Force Majeure shall give notice to the other parties not more than seven (7) days after the commencement of the event of Force Majeure, and shall use prompt and diligent efforts to mitigate the effects of Force Majeure. In the event that any event of Force Majeure prevents performance for sixty (60) days or more, any other party may terminate this Agreement on written notice to all parties.

13.13. Further Assurances

. Each Party hereto will, upon the request of the other Party and without further consideration, execute and deliver such other instruments, and take such other actions, as such other Party may reasonably request, and at the other Party’s expense, to more effectively and efficiently carry out the covenants, licenses and agreements of the Parties set forth in this Agreement and consummate the transactions contemplated by this Agreement. Without limitation of the foregoing, each exclusive licensee of rights granted hereunder shall have the right, at its sole cost and expense, to register, record and otherwise document such exclusive license in any country where there are any pending or issued Patent Rights. Such licensee may require that the other Party execute a “short form” license in order to effect the foregoing registration, recordal or other documentation in any such country, and may record such short form license, but no short form license shall in any way alter or otherwise affect the rights and obligations of the Parties hereunder.

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* * *
IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute, this Agreement under seal as of the date first written above.

Chembio Diagnostic Systems, Inc.

By:
Title:

Inverness Medical Innovations, Inc.

By:
Title:

[Signature page to Non-Exclusive License, Marketing and Distribution Agreement]